Exhibit 99.1

LEAPFROG REPORTS FOURTH QUARTER 2009 NET SALES UP 37%, NET

INCOME PER SHARE UP $1.15

Expects Continued Growth in 2010

Announces Management Succession

EMERYVILLE, California—February 11, 2010—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the fourth quarter and full year ended December 31, 2009.

Highlights of fourth quarter 2009 results compared to fourth quarter 2008 results:

•	Net sales were $188.6 million, up 36.9%.

•	Gross margin was 44.2%, up 9.3 percentage points.

•	Operating expenses were $55.8 million, an improvement of 35.7% or $30.9 million.

•	Net income was $29.4 million, up $73.6 million.

•	Net income per share was $0.46, up $1.15.

•	Adjusted EBITDA[1] was $34.6 million, up $66.8 million.

•	Non-GAAP net income[1] per share was $0.49, up $1.14.

•	Retail point-of-sale, or POS, dollars[2] were up 5%.

Highlights of full year 2009 results compared to full year 2008 results:

•	Net sales were $379.8 million, down 17.3%.

•	Gross margin was 41.6%, up 2.1 percentage points.

•	Operating expenses were $166.4 million, an improvement of 31.1% or $75.3 million.

•	Net loss was $2.7 million, an improvement of $65.7 million.

•	Net loss per share was $0.04, an improvement of $1.03.

•	Adjusted EBITDA was $21.4 million, up $53.4 million.

•	Non-GAAP net income per share was $0.13, up $1.03.

•	Retail point-of-sale, or POS, dollars were up 4%.

“Our goal for the year was to manage the business towards break-even earnings, and we essentially did that on the back of strong POS growth, extraordinary expense discipline, and personalized marketing programs to our Learning Path customer base. Sales were up 37% and net income per share was up $1.15 in the fourth quarter. We are entering 2010 with momentum and lean retail inventories,” said Jeffrey Katz, Chairman and CEO. “Strong sales in the fourth quarter were driven by sales of Tag and Tag Junior reading systems, their software-based books, and our new line of Scout toys.”

[1]

Adjusted EBITDA, non-GAAP net income, and non-GAAP net income per share are non-GAAP financial measures. Adjusted EBITDA is earnings before interest expense, taxes, depreciation, amortization, and stock-based compensation. Non-GAAP net income is net income before stock-based compensation. Non-GAAP net income per share is non-GAAP net income divided by GAAP shares outstanding. Please see “Use of Non-GAAP Financial Information” below and the attached reconciliation schedule for more information about these measures.

[2]	Please see Retail Point-of-Sale Dollars below for an explanation of this operating metric.

LeapFrog Enterprises, Inc.

“We expect significant sales and earnings growth to continue in 2010 and beyond. Our products are being very well received by consumers, our cost of doing business is dramatically lower, and our Learning Path and product portfolio strategy are producing sales results with substantially lower marketing outlays. We have three million connected customers today and expect to have six to seven million after the 2010 holiday season. Through the Learning Path we are able to communicate with and engage LeapFrog product users with customized play experiences and market to them in a personalized manner. We’re already seeing results of sales from product ‘graduation’ initiatives launched from the Learning Path, more software-based content sales due to our Learning Path recommendation engine, and higher tie ratios of software to hardware sales,” continued Mr. Katz.

The Learning Path

LeapFrog’s Learning Path is the core of our strategy and an integral part of LeapFrog’s products. It builds customer relationships and engagement, provides personalized learning feedback and product suggestions to parents, and has customizable online and downloadable content. Added together, these features enrich children’s experiences with LeapFrog products. To learn more about LeapFrog’s Learning Path and product portfolio strategy, please visit www.leapfroginvestor.com.

As of January 31, 2010, LeapFrog had approximately three million connected customers3 through its Learning Path strategy, up from approximately one million connected customers a year ago. Some highlights of our Learning Path results for 2009 include:

•	Delivered 300 million marketing impressions that were personalized based on data collected from the Learning Path

•	Drove nearly 200,000 directly trackable transactions to retailers

•	Contributed significantly towards LeapFrog.com’s sales growth of 18%

•	Resulted in higher consumer value; connected customers spent on average 30% more on LeapFrog.com than non-connected customers

Fourth Quarter 2009 Financial Results

Net Sales

Net sales for the quarter were $188.6 million, up 36.9% compared to $137.8 million for the same quarter a year ago, and included a favorable impact from changes in currency exchange rates of 1.5 percentage points. Net sales increased year over year primarily as a result of higher sales of interactive reading systems, software-based book and game content, and learning toy products.

[3]	A connected customer is a consumer who has downloaded LeapFrog Connect, our proprietary content management application, to a personal computer or created a Learning Path account.

LeapFrog Enterprises, Inc.

Net sales from the United States segment for the quarter were $155.6 million, up 47.7% compared to $105.3 million a year ago. Net sales from the international segment were $33.0 million, up 1.7% compared to $32.5 million a year ago, and included a favorable impact from changes in currency exchange rates of 6.5 percentage points. While international segment net sales were essentially flat, the restructuring initiatives focused on driving profitability and lead to a $7.6 million year over year increase in income from operations in this segment.

Gross Profit

Gross profit for the quarter was $83.4 million, up 73.2% compared to $48.1 million a year ago as a result of higher sales and higher gross margin.

Gross margin for the quarter was 44.2% compared to 34.9% in the fourth quarter of 2008. Gross margin increased year over year as a result of increased sales of high-margin interactive reading systems and software-based book and game content. Gross margin was also favorably impacted by lower reserve requirements due to improving economic conditions, healthier retail inventory levels, and continued improvements in systems and operational processes.

Operating Expenses

Operating expenses for the quarter were $55.8 million, down 35.7% compared to $86.7 million a year ago, an improvement of $30.9 million. Operating expenses include $1.6 million in severance costs during the quarter associated with a reduction in the number of full-time employees.

Selling, general and administrative expenses were $19.6 million, down 36.1% from $30.6 million a year ago, reflecting the impact of a 14% reduction in the number of full-time employees, lower bonus expense, and lower bad debt expense.

Research and development expenses were $8.1 million, down 31.5% from $11.8 million a year ago as a result of the reduced number of full-time employees and development costs.

Advertising expenses were $25.7 million, down 36.4% from $40.4 million a year ago primarily due to less television advertising given a shift towards more retail trade promotions and more personalized online marketing to our connected customers with our Learning Path system. Advertising expenses were 13.6% of net sales in the fourth quarter of 2009, compared to 29.3% in the fourth quarter of 2008.

Full Year 2009 Financial Results

Net Sales

Net sales for the year were $379.8 million, down 17.3% compared to $459.1 million in the prior year, and included a negative impact from changes in currency exchange rates of 0.5 percentage points. Net sales declined year over year primarily as a result of high inventory levels at the end of 2008, which led to lower product shipments to retailers for the first three quarters of 2009.

LeapFrog Enterprises, Inc.

Net sales from the United States segment for the year were $306.5 million, down 15.7% compared to $363.4 million in the prior year. Net sales from the international segment were $73.4 million, down 23.3% compared to $95.7 million in the prior year, and included a negative impact from changes in currency exchange rates of 2.5 percentage points.

Gross Profit

Gross profit for the year was $158.0 million, down 12.9% compared to $181.5 million in the prior year primarily as a result of lower sales, partially offset by a higher-margin product mix.

Gross margin for the year was 41.6% compared to 39.5% in the prior year. Gross margin increased year over year as a result of increased sales of high-margin interactive reading systems and software-based book and game content; a high mix of software to hardware platform sales; and lower reserve requirements due to improving economic conditions, healthier retail inventory levels, and continued improvements in systems and operational process.

Operating Expenses

Operating expenses for the year were $166.4 million, down 31.1% compared to $241.7 million a year ago, an improvement of $75.3 million. Operating expenses were down primarily due to a reduced number of employees, reductions in advertising, and lower bad debt expense. Operating expenses include $3.0 million in severance costs during the year associated with a reduction in the number of employees.

Selling, general and administrative expenses were $81.7 million, down 28.8% from $114.8 million in the prior year reflecting the impact of a 14% reduction in the number of full-time employees, lower bonus expense, and lower bad debt expense.

Research and development expenses were $35.0 million, down 27.8% from $48.5 million in the prior year as a result of lower headcount and development costs. Web development costs decreased in 2009 as compared to 2008 in which significant investments were made to build web capabilities supporting our Learning Path connected product strategy. Product development costs also declined as we leveraged new platform technology that we developed in prior years.

Advertising expenses were $39.3 million, down 41.6% from $67.4 million in the prior year primarily due to fewer new platform launches and less television advertising given a shift towards more retail trade promotions and more customized online marketing to our connected customers with our Learning Path system. While advertising expenses were down 41.6% year over year, we delivered the same amount of marketing impressions compared to the prior year and many of those impressions were personalized for our connected customers. Advertising expenses were 10.4% of net sales for the year, compared to 14.7% in 2008.

Guidance

“In a year that was significantly impacted by the ‘Great Recession,’ we reduced our net loss by $66 million, produced $21 million of adjusted EBITDA, and improved our results by $1.03 per share despite a 17% decline in net sales. The year 2009 started with significant inventory in the retail channel, which impacted our net sales. Over the year, we focused on driving retail POS, lowering channel inventory, introducing new innovative products, and reducing our cost structure by over 30%. All of these contributed to the significant improvement of our financial results,” said Bill Chiasson, Chief Financial Officer.

LeapFrog Enterprises, Inc.

“We expect cash in the first quarter of 2010 to peak at $100 million to $105 million, which is $10 million to $15 million higher than the comparable period last year,” continued Mr. Chiasson.

For the full year 2010, we expect:

•	Net sales to increase 10% to 20% compared to 2009;

•	Gross margin to be roughly flat compared to the gross margin of 42% that was achieved in 2009;

•	Leveraging of operating expenses, which are expected to grow at a rate significantly less than the rate of net sales growth; and

•	To achieve positive operating income and net income.

For the first quarter of 2010, we expect net sales to be significantly above the full year growth rate of 2010 since we are entering the year with very lean retailer inventory.

“In 2010, we expect sales growth to be driven by continued strength in our interactive reading business, more software-based content sales, innovative new products in our educational gaming business, and higher sales resulting from our Learning Path connected strategy. Despite the continued competitive pressures, we expect gross margin to be roughly flat for the year. We will continue to focus on our operating cost structure and find ways to run the business more efficiently, and we expect to make further progress in SG&A and the effectiveness of our R&D spend. As a result of our expected sales growth and operating leverage, we expect to have our first year of positive net income in five years. We’ve done a lot of work to restructure the company over the last few years, and we believe that we are well-positioned for future growth and profitability given our leading brand, strong and strategic product portfolio, Learning Path-connected strategy, lower cost structure, and culture of innovation,” said Bill Chiasson, Chief Financial Officer.

Management Succession

LeapFrog also announced that effective March 1, Jeffrey Katz, currently Chairman and CEO, will take on the role of Executive Chairman. The Company said, “Mr. Katz has led the Company through a difficult period of restructuring to a phase where LeapFrog is now generating clear earnings momentum and has an innovative product pipeline, a leading-edge technology strategy, a strong executive team, and a healthy balance sheet. With positive EBITDA results in 2009, and an upbeat 2010 outlook, Mr. Katz felt it was the right time to transition back to a role on the Board. As Executive Chairman he will continue to play an active role in the Company’s strategy, technology plans, and product development process.”

Bill Chiasson, currently Chief Financial Officer, will become Chief Executive Officer. “As CFO, over the last five years Bill has worked with me to fundamentally restructure the Company. With over 20 years of experience in retail businesses including leadership roles at Kraft and Levi Strauss, as well as LeapFrog, the Board and I feel confident he is the right person to build upon the significant momentum that has been created through our turnaround,” said Mr. Katz.

LeapFrog Enterprises, Inc.

“Bill has been my partner over the last few years as we worked to take a company with a fantastic brand and one rock-star product that was on the decline (the LeapPad), and remake it into a company with numerous strong products, state of the art operational systems, and a robust business model that leverages a dramatically lower cost structure. Today, we are fully functional with vastly improved operations capabilities supporting a broad and strong scope of products in the market. We also operate an industry-leading new technology concept called the Learning Path that brings all of our customers and products together. In a tough year, we demonstrated that the Learning Path, Tag, Leapster, and our learning toy line have substantial ‘legs.’ With six to seven million Learning Path customers expected by year-end, it appears clear that my part of the work is measurably complete. I asked the Board if I might transition my role, to allow me to be involved in other projects, while continuing my involvement with LeapFrog, and we worked out a plan that keeps our leadership strong and our momentum assured,” said Mr. Katz. “I look forward to continuing to serve on the Board and actively assisting Bill and his team,” he added.

Related to the implementation of the Company’s succession plan the Company announced:

William Campbell, currently Executive Vice President of Global Sales and a 10-year LeapFrog veteran with more than 20 years experience in the toy industry, will become President of Sales and Marketing responsible for all customer-facing matters, reporting to Mr. Chiasson.

Michael Dodd, currently Executive Vice President of Supply Chain and Operations, will become Chief Operating Officer, reporting to Mr. Chiasson.

Mark Etnyre, currently Vice President, Controller and Chief Accounting Officer, will become Chief Financial Officer, reporting to Mr. Chiasson.

Michael Chai, currently Executive Vice President of R&D, will become Executive Vice President for Product Development and Engineering, reporting to Mr. Chiasson.

Jeffrey Grant, currently Senior Vice President of Marketing and Web Products, will become Senior Vice President and Chief Marketing Officer, reporting to Mr. Campbell.

Craig Hendrickson, a 9-year LeapFrog product and marketing executive, currently Senior Vice President of Product Marketing, will become Senior Vice President and Chief Product Officer, reporting to Mr. Chai.

“We are fortunate to have developed at LeapFrog an exceptionally strong management team of industry and LeapFrog veterans as well as deep retail, technology, and turnaround expertise,” said Mr. Katz. “We have momentum again, and it’s time for the LeapFrog stars to run the LeapFrog show,” added Mr. Katz.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss fourth quarter and full year 2009 financial results on February 11, 2009, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time).

The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request Conference ID 53858700. A replay of the call will be available for one month. To access the replay, please dial (706) 645-9291 and use conference ID 53858700.

LeapFrog Enterprises, Inc.

Description of Retail Point-of-Sale Dollars

Retail point-of-sale, or POS, dollars is a non-audited operating metric that represents a measure of U.S. retailers’ sales of LeapFrog products to consumers. Retail point-of-sale dollars differs significantly from LeapFrog’s reported net sales, which reflect all products sold by LeapFrog to its retailer customers in all markets and also includes other sources of revenue. The point-of-sale data is provided to LeapFrog by retailers. LeapFrog believes this represents approximately 95% of our U.S. retailers’ dollar sales of LeapFrog products to consumers, based on historical shipments by us to such retailers. LeapFrog management uses point-of-sale data to evaluate the retail channel sales environment and develop net sales forecasts. Results for full year retail point-of-sale dollars are for the 52-weeks ended January 2, 2010 and the 52-weeks ended January 3, 2009. Results for fourth quarter retail point-of-sale dollars are for the 13-weeks ended January 2, 1010 and the 13-weeks ended January 3, 2009.

Use of Non-GAAP Financial Information

This release contains non-GAAP financial measures, including adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per share. The tables in the reconciliation schedules attached to the press release reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States. Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Our non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the SEC and not to rely on any single financial measure to evaluate our business.

We believe that our non-GAAP financial measures provide useful information to investors because they allow investors to view our financial performance using measures that we use internally to assess our business. We believe that our non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that we exclude as we monitor our financial results and assess the performance of the business.

Adjusted EBITDA

EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation. Management believes that adjusted EBITDA is an appropriate measure for evaluating our operating performance because it represents a measure of the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic investments.

LeapFrog Enterprises, Inc.

We have provided a reconciliation of adjusted EBITDA to GAAP net income (loss). Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP.

Non-GAAP Net Income and Non-GAAP Net Income Per Share

Non-GAAP net income represents net income (loss) plus stock-based compensation expense. Non-GAAP net income per share uses the foregoing non-GAAP net income, divided by the weighted average number of shares used to calculate GAAP net income (loss) per share. Management believes that non-GAAP net income and non-GAAP net income per share are an appropriate measure for evaluating our operating performance.

We have provided a reconciliation of non-GAAP net income and non-GAAP net income per share to the most directly comparable GAAP measures: net income (loss) and net income (loss) per share. Non-GAAP net income (loss) and non-GAAP net income (loss) per share should be considered in addition to, not as a substitute for, or superior to, net income (loss) or other measures of financial performance prepared in accordance with GAAP.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in four languages at major retailers in more than 44 countries around the world and in more than 100,000 classrooms across the United States. NOTE: LEAPFROG, the LeapFrog logo, TAG, and LEAPSTER are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, including statements regarding: anticipated financial results, including net sales, gross margin, operating expenses, operating income and potential profitability; the growth and anticipated success of new and existing products and our overall business; our cost structure; growth in the numbers of Learning Path connected customers; and the effectiveness of our Learning Path strategy. These forward-looking statements involve risks and uncertainties, including risks related to the overall economic environment and its effect on retail business, consumer sentiment and trends relating to children’s products and their effect on retailer buying behavior, the rates of acceptance by

LeapFrog Enterprises, Inc.

consumers of our web-based products and services, our ability to respond quickly to changes in demand for our products, and our ability to provide high-quality experiences to consumers with all of our products and services. These and other risks and uncertainties detailed from time to time in our SEC filings, including our 2008 annual report on Form 10-K filed on March 11, 2009, and our quarterly report on Form 10-Q filed on November 3, 2009, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information

Investors:	Media:

Karen Sansot	Margaux Vega
Investor Relations	Corporate Communications
(510) 420-4803	(510) 596-5442

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales	$188,637	$137,818	$379,834	$459,059
Cost of sales	105,244	89,677	221,827	277,574

Gross profit	83,393	48,141	158,007	181,485

Operating expenses:
Selling, general and administrative	19,567	30,601	81,702	114,811
Research and development	8,081	11,798	34,981	48,473
Advertising	25,722	40,446	39,331	67,361
Depreciation and amortization	2,386	3,843	10,406	11,044

Total operating expenses	55,756	86,688	166,420	241,689

Income (Loss) from operations	27,637	(38,547)	(8,413)	(60,204)

Other income (expense):
Interest income	123	305	556	2,294
Interest expense	(30)	(211)	(60)	(349)
Other, net	(347)	(4,230)	(1,959)	(8,221)

Total other expense	(254)	(4,136)	(1,463)	(6,276)

Income (Loss) before income taxes	27,383	(42,683)	(9,876)	(66,480)

Provision for (Benefit from) income taxes	(2,049)	1,452	(7,188)	1,874

Net income (loss)	$29,432	$(44,135)	$(2,688)	$(68,354)

Net income (loss) per share:
Class A and B – basic and diluted	$0.46	$(0.69)	$(0.04)	$(1.07)
Weighted average shares outstanding:
Class A and B – basic	64,029	63,763	63,914	63,641
Class A and B – diluted	64,338	63,763	63,914	63,641

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Operating activities:

Net income (loss)	$29,431	$(44,301)	$(2,688)	$(68,354)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,071	7,340	20,495	22,954
Unrealized foreign exchange (gain) loss	(272)	1,320	(1,940)	3,146
Deferred income taxes	(1,115)	(398)	(7,351)	(68)
Stock-based compensation expense	2,142	2,996	10,696	11,109
Impairment of investments	5	3,739	431	6,561
Loss on disposal of long-term assets	(30)	393	1,100	434
Allowance for doubtful accounts	162	4,103	(1,194)	5,045
Other changes in operating assets and liabilities:
Accounts receivable, net	(54,781)	63,846	(54,746)	27,750
Inventories	43,140	37,999	29,328	(7,919)
Prepaid expenses and other current assets	2,600	1,871	3,605	8,950
Other assets	610	1,358	(824)	1,860
Accounts payable	(479)	(19,895)	2,496	11,463
Accrued liabilities and deferred revenue	8,462	1,350	(5,368)	(11,773)
Long-term liabilities	(25)	3,254	(988)	3,785
Income taxes payable	(387)	61	13	155
Other	294	(1,315)	1,941	(3,140)

Net cash (used in) provided by operating activities	34,828	63,721	(4,994)	11,958

Investing activities:
Purchases of property and equipment	(2,250)	(3,951)	(6,345)	(11,434)
Capitalization of product costs	(2,349)	(2,086)	(7,977)	(11,863)
Purchase of other long-term intangible assets	—	—	(235)	—
Sales of investments	1,282	—	1,282	—

Net cash used in investing activities	(3,317)	(6,037)	(13,275)	(23,297)

Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	—	1	77	624
Net cash paid for payroll taxes on restricted stock unit releases	(12)	(109)	(275)	(840)
Borrowings on line of credit	—	30,000	—	30,000
Paydowns on line of credit	—	(30,000)	—	(30,000)

Net cash used in financing activities	(12)	(108)	(198)	(216)

Effect of exchange rate changes on cash	576	(2,119)	978	(2,804)

Net change in cash and cash equivalents	32,075	55,457	(17,489)	(14,359)
Cash and cash equivalents, beginning of period	29,537	23,644	79,101	93,460

Cash and cash equivalents, end of period	$61,612	$79,101	$61,612	$79,101

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$61,612	$79,101
Accounts receivable, net of allowances for doubtful accounts of $1,119 and $3,872	147,378	89,918
Inventories	28,180	56,937
Prepaid expenses and other current assets	7,378	10,822
Deferred income taxes	2,066	3,189

Total current assets	246,614	239,967

Long-term investments	3,685	4,962
Deferred income taxes	1,263	497
Property and equipment, net	14,268	19,611
Capitalized product costs, net	14,917	16,227
Goodwill	19,549	19,549
Other assets	5,699	5,260

Total assets	$305,995	$306,073

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$58,263	$55,098
Accrued liabilities	39,821	44,596
Income taxes payable	242	229

Total current liabilities	98,326	99,923

Long-term deferred income taxes	12,745	22,404
Other long-term liabilities	2,231	3,820

Stockholders’ equity:
Class A Common Stock – par value $0.0001 Authorized: 139,500 shares; Issued and Outstanding: 36,894 and 36,627	4	4
Class B Common Stock – par value $0.0001 Authorized: 40,500 shares Issued and Outstanding: 27,141 and 27,141	3	3
Treasury stock	(185)	(185)
Additional paid-in capital	380,040	366,798
Accumulated other comprehensive income (loss)	158	(2,055)
Accumulated deficit	(187,327)	(184,639)

Total stockholders’ equity	192,693	179,926

Total liabilities and stockholders’ equity	$305,995	$306,073

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Supplemental Financial Information

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales	$188,637	$137,818	$379,834	$459,059
Cost of sales (1)	105,244	89,677	221,827	277,574

Gross profit	83,393	48,141	158,007	181,485

Operating expenses: (2) (3)
Selling, general and administrative	19,567	30,601	81,702	114,811
Research and development	8,081	11,798	34,981	48,473
Advertising	25,722	40,446	39,331	67,361
Depreciation and amortization	2,386	3,843	10,406	11,044

Total operating expenses	55,756	86,688	166,420	241,689

Income (Loss) from operations	27,637	(38,547)	(8,413)	(60,204)

Other income (expense):
Interest income	123	305	556	2,294
Interest expense	(30)	(211)	(60)	(349)
Other, net (4)	(347)	(4,230)	(1,959)	(8,221)

Total other expense	(254)	(4,136)	(1,463)	(6,276)

Income (Loss) before income taxes	27,383	(42,683)	(9,876)	(66,480)

Provision for (Benefit from) income taxes	(2,049)	1,452	(7,188)	1,874

Net income (loss)	$29,432	$(44,135)	$(2,688)	$(68,354)

(1) Includes depreciation and amortization	2,684	3,497	10,089	11,910
(2) Includes stock-based compensation:
Selling, general and administrative	1,813	2,582	9,268	9,567
Research and development	328	414	1,428	1,542
(3) Includes severance costs:
Selling, general and administrative	1,617	1,184	2,396	2,195
Research and development	22	247	561	377
(4) Includes impairment of auction rate securities	5	3,739	431	6,561

Segment data:
Net sales:
U.S. segment	155,597	105,319	306,472	363,396
International segment	33,040	32,499	73,362	95,663
Income (loss) from operations:
U.S. segment	23,989	(34,600)	(18,506)	(55,854)
International segment	3,648	(3,947)	10,093	(4,350)

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(In thousands)

(Unaudited)

The following table presents a reconciliation of net income (loss), a GAAP measure, to adjusted EBITDA, a non-GAAP measure. EBITDA, a non-GAAP measure, is defined as earnings (or net income) before interest expense, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income (loss) – GAAP	$29,432	$(44,135)	$(2,688)	$(68,354)

Interest expense	30	211	60	349
Provision for (benefit from) income taxes	(2,049)	1,452	(7,188)	1,874
Depreciation and amortization	5,071	7,340	20,495	22,954

EBITDA – Non-GAAP	32,483	(35,132)	10,679	(43,177)

Stock-based compensation	2,142	2,996	10,696	11,109

Adjusted EBITDA – Non-GAAP	$34,626	$(32,136)	$21,375	$(32,068)

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)

and

Reconciliation of GAAP Net Income (Loss) Per Share to

Non-GAAP Net Income (Loss) Per Share

(In thousands, except per share data)

(Unaudited)

The following table presents a reconciliation of net income (loss), a GAAP measure, to non-GAAP net income (loss) and of net income (loss) per share, a GAAP measure, to non-GAAP net income (loss) per share.

Net income (loss) is defined as net income (loss) before stock-based compensation.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income (loss) – GAAP	$29,432	$(44,135)	$(2,688)	$(68,354)
Stock-based compensation	2,142	2,996	10,696	11,109

Non-GAAP net income (loss)	$31,574	$(41,139)	$8,008	$(57,245)

Net income (loss) – GAAP	$29,432	$(44,135)	$(2,688)	$(68,354)
Shares outstanding	64,338	63,673	63,914	63,641

Net income (loss) per share – GAAP	$0.46	$(0.69)	$(0.04)	$(1.07)

Non-GAAP net income (loss)	$31,574	$(41,139)	$8,008	$(57,245)
Shares outstanding	64,338	63,763	63,914	63,641

Non-GAAP net income (loss) per share	$0.49	$(0.65)	$0.13	$(0.90)